Exhibit 99.1

International Stem Cell Corp Announces Third Quarter 2012 Financial Results

CARLSBAD, California—November 9, 2012 (Market Wire)—International Stem Cell Corporation (OTC QB: ISCO) (www.internationalstemcell.com) (“ISCO” or “the Company”) a California-based biotechnology company focused on therapeutic and research products, today announced financial results for the three months ended September 30, 2012.

Three Months Ended September 30, 2012

Revenue for the three months ended September 30, 2012 totaled $1.19 million compared to $0.84 million for the same period in 2011. Sales for Lifeline Skin Care (LSC) and Lifeline Cell Technology (LCT) increased by 46% and 37%, respectively. LSC and LCT accounted for 44% and 56% of total revenue in the three months ended September 30, 2012 compared to 43% and 57%, respectively, for the same period of 2011.

Research and development (R&D) expenses were $0.90 million for the three months ended September 30, 2012, compared to $1.13 million for the same period in 2011. The decrease was due primarily to lower stock-based compensation expense, lower personnel-related spending and lower consulting expenses, partially offset by higher stem cell line research and testing expenses and higher laboratory expenses associated with our Parkinson’s disease program.

The Company continues to invest in its sales and marketing infrastructure. Marketing expenses for the three months ended September 30, 2012 were $0.48 million, compared to $0.37 million for the same period in 2011. The increase was primarily driven by investments to promote and build awareness of the Lifeline Skin Care brand and branded products. General and administrative expenses were $1.57 million, down 26% compared to the same period in 2011, as a result of ongoing operational efficiency initiatives.

Cash and cash equivalents totaled $2.38 million at September 30, 2012 compared to $1.34 million as of December 31, 2011 due primarily to two financing transactions totaling approximately $7.03 million completed in the first three months of 2012.

“We have made excellent progress in our therapeutic development programs, being able to start our non-human primate study in our Parkinson’s disease program earlier than anticipated, and we remain on track to publish the results in the first half of next year,” stated Dr. Andrey Semechkin, ISCO’s CEO and Co-Chairman. “In addition, our results for the third quarter reflect good progress by LSC and LCT both in terms of growing sales and implementing their strategies. Particularly pleasing is LSC’s continued revenue growth as they aim to diversify their sales channels, and LCT’s strong quarter on quarter performance. General and administrative expenses continued to decrease reflecting our increased focus on cost containment. Looking ahead to next year, we anticipate our R&D expenses to increase further as we expand our pharmacology and safety studies and our Parkinson’s program moves closer to IND filing in early 2014.”

Q3 2012 Highlights:

•

The Company was granted an important patent for the liver disease program. The patent represents a new method of creating pure populations of definitive endoderm, precursor cells to liver and pancreas cells, from human pluripotent stem cells in an efficient, cost effective and scalable manner.

•	Commenced rodent studies to measure the efficacy of candidate neuronal cells for the treatment of Parkinson’s disease.

•

Announced the addition of two new regenerative medicine experts to our list of scientific advisors. Dr. Evan Snyder, the director of Sanford-Burnham’s stem cell program and research center, and one of the pioneers of using stem cells to treat Parkinson’s disease (PD), and Dr. Rosario Sánchez-Pernaute, a Harvard trained scientist, who has shown how parthenogenetic stem cells can be used in treating the symptoms of PD.

•

Lifeline Cell Technology began selling its primary human cell and optimized media products through Fisher Scientific’s online catalog as an Encompass Preferred Supplier. Fisher Scientific is the world’s largest supplier to the life science industry with sales of approximately $12 billion, $424 million of which came from e-catalog sales in 2011.

•

Lifeline Skin Care signed an agreement with Sinopharm Group to distribute LSC’s anti-aging skin care products in China and made the first shipment. Sales of cosmetic products in mainland China is estimated to be approximately $8 billion and growing by over 10% per annum.

Conference Call and Webcast Details:

Date:	Friday, November 9, 2012
Time:	11:00 a.m. Eastern Time

Conference Call Dial-in Numbers
Participants from US Domestic:	1 877 317-6776
Participants from International:	1 412 317-6776
Conference ID:	10020806
Webcast link:	http://webcast.mzvaluemonitor.com/Home/Login/630

Replay of the conference call will be available for two week following 1 hour after the end of the conference call through end date: November 26, 2012 at 9:00 am ET.

Teleconference Replay Details:

US Domestic: 1-877-344-7529

International: 1-412-317-0088

Conference ID: 10020806

About International Stem Cell Corporation

International Stem Cell Corporation is focused on the therapeutic applications of human parthenogenetic stem cells (hpSCs) and the development and commercialization of cell-based research and cosmetic products. ISCO’s core technology, parthenogenesis, results in the creation of pluripotent human stem cells from unfertilized oocytes (eggs). hpSCs avoid ethical issues associated with the use or destruction of viable human embryos. ISCO scientists have created the first parthenogenic, homozygous stem cell line that can be a source of therapeutic cells for hundreds of millions of individuals of differing genders, ages and racial background with minimal immune rejection after transplantation. hpSCs offer the potential to create the first true stem cell bank, UniStemCell™. ISCO also produces and markets specialized cells and growth media for therapeutic research worldwide through its subsidiary Lifeline Cell Technology (www.lifelinecelltech.com), and stem cell-based skin care products through its subsidiary Lifeline Skin Care (www.lifelineskincare.com) . More information is available at www.internationalstemcell.com.

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Safe harbor statement

Statements pertaining to anticipated developments, expected changes in R&D expenses, potential sales growth, new products and distribution channels and other opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products and the management of collaborations, regulatory approvals, need and ability to obtain future capital, application of capital resources among competing uses, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update forward-looking statements.

International Stem Cell Corporation and Subsidiaries

(A Development Stage Company)

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets
Cash and cash equivalents	$2,380	$1,337
Accounts receivable, net	411	140
Inventory, net	1,122	1,268
Prepaid expenses and other current assets	293	274

Total current assets	4,206	3,019
Property and equipment, net	1,238	1,420
Intangible assets, net	1,652	1,282
Deposits and other assets	20	16

Total assets	$7,116	$5,737

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Accounts payable	$1,056	$777
Accrued liabilities	465	752
Deferred revenue	176	189
Related party payable	17	108
Advances	250	250
Warrants to purchase common stock	—	38

Total current liabilities	1,964	2,114

Convertible Redeemable Series G Preferred stock, $0.001 par value, 5,000,000 shares and 0 were authorized, issued and outstanding at September 30, 2012 and December 31, 2011, respectively, liquidation preferences of $5,000 and $0 at September 30, 2012 and December 31, 2011, respectively	4,941	—

Commitments and contingencies

Stockholders’ Equity
Series D Preferred stock, $0.001 par value, 50 shares authorized, 43 issued and outstanding at September 30, 2012 and December 31, 2011, liquidation preference of $4,320 at September 30, 2012 and December 31, 2011	—	—
Series A Preferred stock, $0.001 par value, 0 and 5,000,000 shares authorized at September 30, 2012 and December 31, 2011, respectively, 0 and 500,000 issued and outstanding at September 30, 2012 and December 31, 2011, respectively, liquidation preferences of $0 and $615 at September 30, 2012 and December 31, 2011, respectively	—	1
Series B Preferred stock, $0.001 par value, 5,000,000 shares authorized, 300,000 issued and outstanding at September 30, 2012 and December 31, 2011, liquidation preferences of $381 and $367 at September 30, 2012 and December 31, 2011, respectively	0	0
Series C Preferred stock, $0.001 par value, 3,000,000 shares authorized, 2,000,000 issued and outstanding at September 30, 2012 and December 31, 2011, liquidation preferences of $2,480 and $2,387 at September 30, 2012 and December 31, 2011, respectively	2	2
Common stock, $0.001 par value, 300,000,000 and 200,000,000 shares authorized at September 30, 2012 and December 31, 2011, respectively, 87,388,815 and 80,036,315 issued and outstanding at September 30, 2012 and December 31, 2011, respectively	87	80
Additional paid-in capital	69,315	63,995
Deficit accumulated during the development stage	(69,193)	(60,455)

Total stockholders’ equity	211	3,623

Total liabilities, redeemable preferred stock and stockholders’ equity	$7,116	$5,737

International Stem Cell Corporation and Subsidiaries

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Inception (August 17, 2001) through September 30,
	2012	2011	2012	2011	2012
Revenues
Product sales	$1,187	$842	$3,320	$3,471	$10,951
Royalties and license	—	—	—	—	135

Total revenue	1,187	842	3,320	3,471	11,086

Development expenses
Cost of sales	320	361	957	1,152	4,291
Research and development	900	1,130	2,702	3,262	20,996
Selling and marketing	477	365	1,521	1,029	5,395
General and administrative	1,570	2,108	5,364	6,477	37,048

Total development expenses	3,267	3,964	10,544	11,920	67,730

Loss from development activities	(2,080)	(3,122)	(7,224)	(8,449)	(56,644)

Other income (expense)
Settlement with related company	—	—	—	—	(93)
Miscellaneous expense	(1)	(5)	(55)	(16)	(236)
Dividend income	—	—	—	—	94
Interest expense	—	—	—	—	(2,225)
Sublease income	—	3	7	8	316
Change in market value of warrants	—	559	38	1,908	(1,357)

Total other income (expense), net	(1)	557	(10)	1,900	(3,501)

Loss before income taxes	(2,081)	(2,565)	(7,234)	(6,549)	(60,145)
Provision for income taxes	—	—	—	—	7

Net loss	$(2,081)	$(2,565)	$(7,234)	$(6,549)	$(60,152)

Deemed dividend on preferred stock	$—	$—	$(1,375)	$—	$(1,375)
Dividends on preferred stock	$93	$(108)	$(129)	$(322)	$(8,096)

Net loss attributable to common stockholders	$(1,988)	$(2,673)	$(8,738)	$(6,871)	$(69,623)

Net loss per common share-basic and diluted	$(0 .02)	$(0.03)	$(0.10)	$(0.09)

Weighted average shares-basic and diluted	87,350	77,802	85,421	76,487

Contacts:

International Stem Cell Corporation

Dr. Simon Craw, Executive Vice President of Business Development

Phone: 760-940-6383

Email: ir@intlstemcell.com

Linh Nguyen, Chief Financial Officer

Phone: 760-940-6383

Email: lnguyen@intlstemcell.com

Investor Relations:

MZ Group

Mark McPartland

Senior Vice President

Phone: 212-301-7130

Email: markmcp@mzgroup.us

Web: www.mzgroup.us